Exhibit 10.5

FEDERAL HOME LOAN BANK OF ATLANTA

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is effective as of this          day of                     , 200   by and between Federal Home Loan Bank of Atlanta, a corporation organized and existing under the laws of the United States of America (the “Bank”), and the officer or director indemnitee named in the signature page to this Agreement (“Indemnitee”).

WITNESSETH:

WHEREAS, Indemnitee is currently serving or intends to serve as an officer or director of the Bank and in such capacity performs a valuable service for the Bank;

WHEREAS, the Bank has in place a bylaw (the “Bylaw”) that requires the Bank, subject to the terms of a separate agreement, to indemnify officers and directors to the fullest extent permitted by the laws of the State of Georgia, and, to the extent not inconsistent therewith, federal laws;

WHEREAS, the Bylaw provides that the Bank may purchase and maintain a policy of directors and officers liability insurance (“D&O Insurance”) providing protection for its directors and officers in their performance of services for the Bank; and

WHEREAS, the board of directors of the Bank (the “Board of Directors”) wishes to set out more fully the scope, terms and limitations of the indemnification authorized by the Bylaw.

NOW, THEREFORE, in consideration of Indemnitee’s service or continued service to the Bank as an officer or director from and after the date hereof, the parties hereby agree as follows:

1.	GENERAL INDEMNITY. Subject to the provisions of Section 4 and Section 5 hereof, the Bank shall defend, hold harmless and indemnify Indemnitee to the fullest extent permitted by the laws of the State of Georgia and, to the extent not inconsistent therewith, federal laws (including without limitation the Federal Home Loan Bank Act), as currently in effect or as they may hereafter be amended.

2.	INSURANCE POLICIES.

(a)	In the reasonable business judgment of the Board of Directors, the Bank may purchase and maintain, for its own benefit and for the benefit of Indemnitee, one or more valid, binding and enforceable policy or policies of D&O Insurance.

(b)	In the reasonable business judgment of the Board of Directors, but without limiting the full discretion of the Board of Directors to create or not create a fund or to otherwise secure or not secure the Bank’s obligations under this Agreement, the Board of Directors may create a fund of any nature, which may, but need not, be irrevocable or under the control of a trustee, or otherwise secure or insure in any manner its obligations to indemnify and advance expenses to the Indemnitee and to other officers and directors of the Bank, whether arising under or pursuant to this Agreement or any similar agreement or otherwise. The Indemnitee shall be an intended beneficiary of any such fund or arrangement.

3.	ADDITIONAL INDEMNITY. Subject to the provisions of Section 4 and Section 5 hereof, and in addition to the indemnity provided in Section 1 hereof, the Bank shall defend, hold harmless and indemnify Indemnitee in any threatened, pending or completed action, suit or proceeding, whether formal or informal and whether civil, criminal, administrative, arbitrative or investigative (any of the foregoing being a “Proceeding”), by reason of the fact that he is or was an officer or director of the Bank, or is or was serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, from and against all costs, liabilities, obligations, expenses (including attorneys’ fees), judgments, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, if Indemnitee conducted himself in good faith and reasonably believed (a) in the case of conduct in his capacity as an officer or director of the Bank, that such conduct was in the best interests of the Bank and that his conduct was within the scope of his duties as an officer or director of the Bank, (b) in the case of conduct while serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, that such conduct was at least not opposed to the best interests of the Bank, and (c) in the case of any Proceeding that is a threatened, pending or completed criminal action, that such conduct was lawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith or otherwise failed to meet the relevant standard of conduct set forth in clauses (a), (b) and (c) of the preceding sentence.

4.	LIMITATIONS ON INDEMNITY.

No indemnity pursuant to Section 1 or Section 3 of this Agreement or pursuant to the Bylaw shall be made by the Bank:

(a)	to the extent it would reduce or eliminate any payments to the Bank or to the Indemnitee under any D&O Insurance;

(b)	to the extent of any liability for which Indemnitee is paid pursuant to any D&O Insurance;

(c)	if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful;

(d)	in respect to remuneration paid to Indemnitee if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such remuneration was not lawful;

(e)	in connection with any Proceeding by or in the right of the Bank, except for reasonable expenses (including attorneys’ fees) incurred in connection with such

Proceeding if it is determined that Indemnitee has met the relevant standard of conduct set forth in Section 3 of this Agreement;

(f)	for acts or omissions that involve fraud, intentional misconduct or a knowing violation of law by Indemnitee;

(g)	for any conduct for which Indemnitee is adjudged liable on the basis that he improperly received a personal benefit; or

(h)	for actions by the Federal Housing Finance Board against the Indemnitee that result in an order, penalty or settlement adverse to the Indemnitee.

5.	NOTIFICATION AND DEFENSE OF CLAIM.

(a)	Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereto is to be made against the Bank under this Agreement, notify the Bank of the commencement thereof. Such notification shall include all documents and other information necessary for the Bank to determine whether Indemnitee is entitled to indemnification and reasonably available to Indemnitee. The failure so to notify the Bank will not relieve the Bank from any liability except to the extent that the Bank is prejudiced by such failure, nor will the failure to so notify the Bank relieve the Bank from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such Proceeding as to which Indemnitee so notifies the Bank:

(1)	the Bank will be entitled to participate therein at its own expense; and

(2)	except as otherwise provided below, to the extent that it may wish, the Bank may assume the defense thereof.

(b)	After notice from the Bank to Indemnitee of its election to assume the defense thereof, the Bank will not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel of his choosing in such Proceeding but the fees and expenses of such counsel incurred after notice from the Bank of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized in writing by the Bank, (ii) the Bank and Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such Proceeding, or (iii) the Bank shall have failed or refused to employ counsel to assume the defense of such Proceeding, in each of which cases the reasonable fees and expenses of Indemnitee’s counsel shall be paid by the Bank.

(c)

The Bank shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without its prior written consent. The Bank shall not settle any such Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Neither the Bank nor Indemnitee will unreasonably withhold his or its consent to any proposed settlement.

(d)	If the Bank and Indemnitee employ the same legal counsel in connection with a Proceeding and there develops a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such Proceeding, then Indemnitee agrees to employ different counsel (the fees and expenses of which shall be paid by the Bank if such fees and expenses are otherwise payable pursuant to this Agreement) and to take all actions reasonably necessary to allow the Bank to continue to employ the counsel employed by both the Bank and Indemnitee prior to such conflict arising.

6.	PREPAYMENT OF EXPENSES. Unless Indemnitee otherwise elects, expenses incurred in defending any Proceeding will be paid by the Bank in advance of the final disposition of such Proceeding upon receipt of a written agreement from Indemnitee in form and substance satisfactory to the Bank (i) affirming that the Indemnitee conducted himself in good faith and the Indemnitee’s good faith belief that his conduct met the relevant standard set forth in clauses (a), (b) and (c) of Section 3 of this Agreement, and (ii) agreeing to repay any advances if it shall be ultimately determined that he is not entitled to be indemnified by the Bank under this Agreement.

7.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. Following notification by Indemnitee to the Bank of the commencement of a Proceeding pursuant to Section 5 (a) of this Agreement, the determination of whether Indemnitee is entitled to indemnification pursuant to this Agreement shall be made by the following person or persons: (a) if there are two or more Disinterested Directors (as defined below), then at the Bank’s option, and with notice to Indemnitee of the method for determination chosen by the Bank, (i) by the Board of Directors by a majority vote of all of the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum), (ii) by a majority of the members of a committee of two or more Disinterested Directors appointed by a vote described in the preceding clause (i), or (iii) by special legal counsel selected in the manner described in the preceding clause (i); or (b) if there are fewer than two Disinterested Directors, by special legal counsel selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate). “Disinterested Director” means a member of the Board of Directors who both (i) is not a party to the Proceeding giving rise to the indemnification claim and (ii) does not have a familial, financial, professional or employment relationship with Indemnitee, which relationship would, in the circumstances, reasonably be expected to exert an influence on the judgment of such member of the Board of Directors when voting on the decision being made.

8.

CONTINUATION OF INDEMNITY. This Agreement shall remain in effect for so long as Indemnitee is an officer or director of the Bank; provided, however, that the Bank may terminate this Agreement upon 90 days written notice to Indemnitee at any time. All agreements and obligations of the Bank and Indemnitee contained in this Agreement shall continue thereafter so long as Indemnitee is or becomes subject to any Proceeding instituted with regard to acts or omissions on the part of Indemnitee while serving as an officer or director of the Bank, or while serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, if such acts or omissions occurred during the period in which this Agreement was in effect.

9.	RELIANCE. The Bank has entered into this Agreement in order to induce Indemnitee to serve or continue to serve as an officer or director of the Bank, and acknowledges that Indemnitee is relying upon this Agreement with respect thereto.

10.	SEPARABILITY. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

11.	EFFECT OF BYLAW AMENDMENT. Any amendment to or repeal of the Bylaw shall not affect in any way the Bank’s agreements and obligations under this Agreement or limit the indemnification provided to Indemnitee under this Agreement.

12.	PAYMENTS. Any payment required to be made pursuant to this Agreement shall be made as promptly as practicable after the obligation to make the payment and the amount of the payment have been determined.

13.	NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if sent by hand delivery, (ii) on the first business day after dispatch, if sent by nationally recognized next business day delivery service for next business day delivery, or (iii) on the first business day after dispatch, if sent by fax with a confirming copy sent by a nationally recognized business day delivery service electing for next business day delivery, to the parties at the following addresses:

if to Indemnitee, to:	if to the Bank, to:

Federal Home Loan of Atlanta
[ADDRESS]	1475 Peachtree Street NE
Atlanta, GA 30309
Fax:	Attention: General Counsel
Fax: 404.888.5304

Either party hereto may change the address to which notice to it or him, or copies thereof, shall be addressed, by giving notice thereof to the other party hereto in conformity with the foregoing

14.	GOVERNING LAW; ASSIGNMENT; BINDING EFFECT; AMENDMENT; GENDER.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and, to the extent not inconsistent therewith, federal laws.

(b)	Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred by Indemnitee.

(c)	This Agreement shall be binding upon Indemnitee and upon the Bank, its successors and assigns, including successors by merger or consolidation, and shall inure to the benefit of Indemnitee, his legal heirs, representatives and successors, and to the benefit of the Bank, its successors and assigns.

(d)	No amendment or modification of this Agreement shall be effective unless in writing signed by both parties hereto.

(e)	References herein to the male gender herein shall include references to the female gender.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

BANK:

FEDERAL HOME LOAN BANK OF ATLANTA

By:
[NAME]
[TITLE]

INDEMNITEE:

[NAME]